Exhibit 99.4

PHOTRONICS,  INC.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Nine Months Ended
	July 30,	July 31,
	2023	2022

Cash flows from operating activities:
Net income	$136,478	$123,978
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	59,523	61,210
Share-based compensation	5,874	4,623
Changes in operating assets, liabilities and other	(6,319)	6,110

Net cash provided by operating activities	195,556	195,921

Cash flows from investing activities:
Purchases of property, plant and equipment	(78,813)	(46,337)
Purchases of available-for-sale debt securities	(9,837)	-
Proceeds from maturity of available-for-sale debt securities	22,500	-
Government incentives	2,033	1,394
Other	(116)	(179)

Net cash used in investing activities	(64,233)	(45,122)

Cash flows from financing activities:
Repayments of debt	(16,351)	(51,917)
Purchases of treasury stock	-	(2,522)
Contributions from noncontrolling interest	-	24,995
Proceeds from share-based arrangements	1,241	5,505
Net settlements of restricted stock awards	(1,292)	(1,463)

Net cash used in financing activities	(16,402)	(25,402)

Effects of exchange rate changes on cash, cash equivalents, and restricted cash	13,813	(21,308)

Net increase in cash, cash equivalents, and restricted cash	128,734	104,089
Cash, cash equivalents, and restricted cash, beginning of period	322,409	279,680

Cash, cash equivalents, and restricted cash, end of period	$451,143	$383,769